As filed with the Securities and Exchange Commission on February 22, 2010
Registration No. 333-132857

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MERIX CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	93-1135197
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)
15725 SW Greystone Court, Suite 200
Beaverton, Oregon 97006
(503) 716-3700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Daniel J. Weber
Vice President and Secretary
Merix Corporation
c/o Viasystems Group, Inc.
101 South Hanley Road, Suite 400
St. Louis, Missouri 63105
(314) 746-2205
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

R. Scott Cohen
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201
(214) 746-7700
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
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     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
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TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (Registration No. 333-132857) (the “Registration Statement”) of Merix Corporation, an Oregon corporation (the “Company”), filed on March 30, 2006, as amended on September 5, 2006, pertaining to the registration of an aggregate amount of up to $75,000,000 of (i) shares of the Company’s common stock, no par value per share, (ii) shares of the Company’s preferred stock, no par value per share, (iii) senior or subordinated debt securities of the Company, (iv) convertible debt securities of the Company and (v) warrants to purchase shares of the Company’s common stock.
     On February 16, 2010, the Company merged (the “Merger”) with and into Maple Acquisition Corp. (“Merger Sub”), an Oregon corporation and a wholly owned subsidiary of Viasystems Group, Inc. (“Group”), a Delaware corporation, pursuant to the terms of an Agreement and Plan of Merger, dated as of October 6, 2009, by and among Group, Merger Sub and the Company (the “Merger Agreement”), with the Company continuing as the surviving corporation in the Merger as a wholly owned subsidiary of Group.
     As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, State of Missouri, on February 22, 2010.

MERIX CORPORATION
By:	/s/ David M. Sindelar
David M. Sindelar
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: February 22, 2010	/s/ David M. Sindelar David M. Sindelar
President, Chief Executive Officer and Director
(principal executive officer)

Date: February 22, 2010	/s/ Gerald G. Sax Gerald G. Sax
Treasurer, Chief Financial Officer and Director
(principal financial and accounting officer)